Exhibit 99.5

News Release

Lancer Reports Resignation of KPMG LLP as Its Auditors

SAN ANTONIO, TEXAS, February 3, 2004. Lancer Corporation (AMEX:LAN) reported today that KPMG LLP has resigned as Lancer’s independent auditors. In addition, KPMG has orally informed Lancer’s Audit Committee that it intends to withdraw its audit opinions for the years 2000, 2001 and 2002.  Lancer’s Audit Committee has commenced a search for new auditors.

In a letter delivered to Lancer at 9:44 PM EST on February 2, 2004, KPMG stated, pursuant to Section 10A of the Securities Exchange Act of 1934, that it has determined that the Audit Committee of Lancer has been adequately informed with respect to likely illegal acts which have come to the attention of KPMG (the “Illegal Acts”) and have been the subject of the previously-announced independent investigation by the Audit Committee, and that KPMG concluded, pursuant to Section 10A(b)(2) of the Securities Exchange Act, that these Illegal Acts will have a material effect on the financial statements of the Company; that the Company has not taken timely and appropriate remedial actions with respect to the Illegal Acts; and that the Company’s failure to take such timely and appropriate remedial actions warrants KPMG’s resignation as the Company’s independent auditor.  KPMG’s letter did not specifically identify any of these purported likely Illegal Acts.

As previously announced in a news release dated January 30, 2004, and filed with the Securities and Exchange Commission as part of a Form 8-K on February 2, 2004, the Audit Committee of the Board of Directors concluded its independent investigation after receiving the report of its independent counsel engaged to investigate these allegations, Baker Botts L.L.P., and their accounting advisors in the investigation, PricewaterhouseCoopers LLP.  The independent investigation explored (1) the allegations concerning Lancer raised by state and federal lawsuits filed in Atlanta, Georgia against The Coca-Cola Company by former Coca-Cola employee, Matthew Whitley, and (2) allegations raised last summer in two newspaper articles related to Lancer’s senior management and certain accounting matters.

The January 30, 2004 news release also announced that KPMG had not concluded its review of certain financial information contained in Lancer’s Form 10-Q for periods ending June 30, 2003 and September 30, 2003 and that it was not known when KPMG’s reviews would be complete. At that time, the Audit Committee stated that “the investigation did not identify or develop evidence sufficient for the Audit Committee to conclude that any members of Lancer’s management engaged in any intentional misconduct in connection with the matters under investigation, nor did it identify or develop evidence sufficient to support the allegations regarding accounting irregularities.” The announcement also stated that “the Audit Committee has made its report and recommendations to the board of directors, and the Board has determined to take certain remedial actions, along with certain actions to strengthen Lancer’s controls and corporate governance policies and practices.”

Lancer will file a current report on Form 8-K with the United States Securities and Exchange Commission to report the resignation of KPMG within five (5) business days of receipt of the resignation letter, as required by SEC regulations.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.